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                                                                    EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                             THREE MONTHS                         SIX MONTHS
                                                  --------------------------------     --------------------------------
                                                         ENDED FEBRUARY 28,                     ENDED FEBRUARY 28,
                                                  --------------------------------     --------------------------------
                                                      2002               2001(2)           2002               2001(2)
                                                  ------------        ------------     ------------        ------------
BASIC
Net income                                        $  2,199,139        $  1,722,640     $  4,338,118        $  3,388,701
                                                  ------------        ------------     ------------        ------------
Weighted average shares outstanding (basic)          5,344,036           5,579,777        5,333,334           5,917,188
                                                  ------------        ------------     ------------        ------------
Basic earnings per share                          $        .41        $        .31     $        .81        $        .57
                                                  ============        ============     ============        ============

DILUTED
Net income                                        $  2,199,139        $  1,722,640     $  4,338,118        $  3,388,701
                                                  ------------        ------------     ------------        ------------
Effect of dilutive securities                          502,199(1)          177,187          479,818(1)          165,310
                                                  ------------        ------------     ------------        ------------
Weighted average shares outstanding (diluted)        5,846,235           5,756,964        5,813,152           6,082,498
                                                  ------------        ------------     ------------        ------------
Diluted earnings per share                        $        .38        $        .30     $        .75        $        .56
                                                  ============        ============     ============        ============


(1) During fiscal years 2002 and 2001, certain shares subject to options to acquire common stock were not included in certain computations of diluted EPS because the option exercise price was greater than the average market price of the common shares for the quarter. The computation for the quarter ended February 28, 2002 excluded 4,000 shares subject to options, with an exercise price of $23.75. The computation for the quarter ended February 28, 2001 excluded 757,657 shares subject to options, with exercise prices ranging from $6.91 to $23.75. The computation for the six months ended February 28, 2002 excluded an average of 4,335 shares subject to options, with exercise prices ranging from $13.50 to $23.75. The computation for the six months ended February 28, 2001 excluded an average of 781,758 shares subject to options, with exercise prices ranging from $6.91 to $23.75.

(2) See Note 5 (Goodwill and Other Intangible Assets) of Notes to Consolidated Financial Statements included elsewhere herein which sets forth comparative data adjusted to exclude goodwill amortization, net of tax.